Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains GP Holdings Appoints Bobby Shackouls to Board of Directors

HOUSTON — January 9, 2014 — Plains GP Holdings (NYSE: PAGP) announced that effective today Bobby S. Shackouls has been appointed as an independent member of its Board of Directors.

Mr. Shackouls served as Chairman of Burlington Resources Inc., a natural resources business, from 1997 until its acquisition by ConocoPhillips in 2006, and continued to serve on ConocoPhillips Board of Directors until his retirement in May 2011. Prior thereto, Mr. Shackouls served as the President and Chief Executive Officer of Meridian Oil Inc., a wholly owned subsidiary of Burlington, from 1994 until 1995 and was appointed President and Chief Executive Officer of Burlington in 1995.

Mr. Shackouls is a member of the Society of Petroleum Engineers and is a registered professional engineer in the State of Texas. He is the President of the Mississippi State University Foundation, a non-profit organization created to aid the continued improvement of the university. He began his professional career in the oil and gas industry with Exxon after graduating from Mississippi State University in 1972 with a Bachelor of Science in Chemical Engineering.

Mr. Shackouls currently serves as a director of The Kroger Co. and Oasis Petroleum. He recently served as a director of the general partner of PAA Natural Gas Storage, L.P. until it was acquired by Plains All American Pipeline, L.P. (NYSE: PAA) in December 2013.

Plains GP Holdings (NYSE: PAGP) is a publicly traded entity that owns the general partner and incentive distribution rights of Plains All American Pipeline, L.P. (NYSE: PAA), one of the largest energy infrastructure and logistics companies in North America.  PAGP is headquartered in Houston, Texas.

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